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                                                                    EXHIBIT 21.1

                       LIST OF THE COMPANY'S SUBSIDIARIES

                            NAME                              JURISDICTION OF INCORPORATION
                            ----                              -----------------------------
Eastman, Inc.                                                 Delaware

Office Depot, Inc.                                            Delaware

OD International, Inc.                                        Delaware

The Office Club, Inc.                                         California

ODO, Inc.                                                     Florida

Office Depot of Texas, L.P.                                   Delaware

ODI of Texas, Inc.                                            Delaware

Viking Direct Limited                                         United Kingdom

Viking Office Products, Inc.                                  California